                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934





        Date of Report (Date of earliest event reported): APRIL 22, 2003





                         NORTHERN BORDER PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)





             DELAWARE                   1-12202              93-1120873
   (State or other jurisdiction       (Commission         (I.R.S. Employer
         of incorporation)            File Number)        Identification No.)



                  13710 FNB PARKWAY                       68154-5200
                   OMAHA, NEBRASKA                        (Zip Code)
      (Address of principal executive offices)




                                 (402) 492-7300
              (Registrant's telephone number, including area code)

ITEM 9.     REGULATION FD DISCLOSURE

           During our quarterly earnings call today, we stated that our expectations for total volume growth on our Powder River Basin gathering systems at year end would be between 2.5% and 5% above our first quarter levels. This would result in our Powder River Basin gathering volumes averaging 885 to 910 million cubic feet per day (MMcfd) by year-end 2003. This expectation assumes that the record of decision on the environmental impact statement ("EIS") is issued in the near future. We had previously stated expectations for volume growth in 2003 to be 10% to 15% over the average volume gathered in 2002 which would be equivalent to approximately 1,085 to 1,110 MMcfd by year-end 2003. Our expectations were, and continue to be, based on the pace of production development, producer response to the basin-wide EIS and water-discharge permitting. While those factors continue to impact our expectations, additional factors including the decline in drilling, decline in the issuance of drilling permits, greater depletion rates in existing wells and the delay in issuance of the EIS have resulted in the modification of our expectations announced today. We did reiterate that for full year 2003, we expect earnings per unit in the range of $2.55 to $2.65 per unit.

           In accordance with General Instruction B.2. of Form 8-K, this information is being furnished under Item 9 of Form 8-K and is not deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Northern Border Partners, L.P.
                                   ( A Delaware Limited Partnership)



Dated:   April 22, 2003              By:   /s/ Jerry L. Peters
                                          -------------------------------------
                                          Jerry L. Peters
                                          Chief Financial & Accounting Officer